City of Buenos Aires, March 31st , 2026 Messrs. Comisión Nacional de Valores (CNV) Messrs. Bolsas y Mercados Argentinos S.A. (BYMA) Messrs. A3 Mercados S.A. Ref.: LOMA NEGRA C.I.A.S.A. – Relevant Event Dear Sirs, We are writing in order to comply with Article 2, Section II, Chapter I, Title XII of the CNV Rules (2013 revised version) and in order to amplify what was previously communicated: (A) on June 9, 2020 and October 4, 2021, regarding the pledge of shares of Loma Negra C.I.A.S.A. (the “Company”) by its direct controlling shareholder, Intercement Trading e Inversiones Argentina S.L. (“ITI ARG”); and (B) on May 2, 2024, July 16 and 24, 2024, September 16 and 18, 2024, November 19, 2024, December 3, 2024, July 24, 2025, October 6, 2025, and December 10, 2025, regarding the debt restructuring and capital reorganization process of InterCement Participações S.A. (the Company’s indirect controlling shareholder) (“InterCement”) and other companies within the Intercement group. In this regard, we inform that the Company’s Board of Directors received a notice from its direct controlling shareholder, pursuant to which it was informed of the execution of an amendment and restatement agreement to the share pledge agreement entered into on June 4, 2020 (as amended on October 1, 2021), among ITI ARG, Intercement Trading e Inversiones S.A., and Trustee Distribuidora de Títulos e Valores Mobiliários Ltda., in its capacity as pledgee creditor. Such amendment and restatement agreement is intended, among other matters, to reflect the new priority ranking structure of the pledge resulting from the Judicial Reorganization Plan, the court approval of which was disclosed in the relevant event dated December 10, 2025. It is hereby reiterated, as previously informed, that the Company is not a party to the Judicial Reorganization Process. Therefore, the Company continues to conduct its operations in the ordinary course of business. Loma Negra will continue to keep its investors and the market duly informed and reaffirms its commitment to market transparency. Sincerely, ___________________ Marcos Isabelino Gradin Investor Relations Officer